EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-152087 on Form S-8 of our report dated February 19, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of the financial statements), relating to the financial statements of Travel Channel Media, an operating unit of Cox Communications, Inc., appearing in this Current Report on Form 8-K of Scripps Networks Interactive, Inc. and subsidiaries dated February 26, 2010.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 26, 2010